Exhibit 4.34

PROMISSORY NOTE COMBINATION #4 EXTENSION AGREEMENT

This Promissory Note Combination #4 Extension Agreement, hereinafter referred to as “Combination #4 Extension”, entered into this Sixteenth day of December, 2012, by and among Intellinetics, Inc, hereinafter called “Maker” and Alpharion Capital Partners, hereinafter called “Lender”.

WHEREAS, Maker and Lender have entered into a Promissory Note Combination #4 dated September 2, 2012 for the amount of ONE HUNDRED ELEVEN THOUSAND FIVE HUNDRED and 00/100 DOLLARS ($111,500), hereinafter referred to as “Note Combination #4”. Said Note Combination #4 was originally due on a due date of November 16, 2012. On November 16, 2012 the Note Combination #4 was extended for an additional thirty days to December 16, 2012.

WHEREAS, Maker and Lender desire to enter into this Combination #4 Extension Agreement in order to extend the due date of the Note Combination #4 for an additional thirty days to January 15, 2013.

NOW, THEREFORE, it is dually agreed by both Maker and Lender to extend the due date of the Note Combination #4 to January 15, 2013.

IN WITNESS WHEREOF, the undersigned Maker and Lender has duly executed this

Combination #4 Extension as of the day and year above first written.

INTELLINETICS, INC.

By: /s/ William J. Santiago

ALPHARION CAPITAL PARTNERS, INC.

By: /s/ Rick Hughes